As filed with the Securities and Exchange Commission on February 13, 2015

Registration No. 333-185211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OILTANKING PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	45-0684578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Louisiana, 10th Floor Houston, Texas 77002 (713) 381-6500	Craig W. Murray 1100 Louisiana, 10th Floor Houston, Texas 77002 (713) 381-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David C. Buck

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of Registration Statement and deregistration of related securities that were not sold pursuant to the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On November 30, 2012, Oiltanking Partners, L.P., a Delaware limited partnership (the “Partnership”), filed a shelf registration statement on Form S-3 (Registration No. 333-185211) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement registered the offer and sale from time to time of (1) common units representing limited partner interests in the Partnership (“Common Units”), and debt securities, which may be senior debt securities or subordinated debt securities, all such securities sold by the Partnership under the prospectus having an aggregate offering price of not to exceed $600,000,000, and (2) 15,899,802 Common Units (as adjusted for a two-for-one stock split effective July 14, 2014) offered for sale by selling unitholders named therein (collectively, the “Registered Securities”).

Pursuant to the Agreement and Plan of Merger, dated as of November 11, 2014, by and among Enterprise Products Partners L.P. (“Enterprise”), Enterprise Products Holdings LLC, which is the general partner of Enterprise, EPOT MergerCo LLC (“MergerCo”), which is a wholly owned subsidiary of Enterprise, the Partnership and OTLP GP, LLC, MergerCo merged with and into the Partnership, with the Partnership surviving the merger as a wholly owned subsidiary of Enterprise, on February 13, 2015 (the “Merger”).

In connection with the Merger, as of the date hereof, the offer and sale of the Registered Securities is terminated, and in accordance with an undertaking made by the Partnership in the Registration Statement, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 any of the Registered Securities which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 13, 2015.

OILTANKING PARTNERS, L.P.

By: OTLP GP, LLC, its general partner

By:	/s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on February 13, 2015.

Name	Title

/s/ Michael A. Creel Michael A. Creel	Director and Chief Executive Officer (Principal Executive Officer)

/s/ W. Randall Fowler W. Randall Fowler	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ A. James Teague A. James Teague	Director and Chief Operating Officer

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Principal Accounting Officer and Controller

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